Exhibit 99.1

# Q4 2020
# Letter to Shareholders

February 10, 2021

Q4 2020 Letter to Shareholders February 10, 2021

Dear Shareholders,

We look forward to discussing our Q4 2020 results during today’s earnings call at 2:00 p.m. PT. This letter details our Q4 performance as well as our outlook for Q1 2021, fiscal year 2021 and growth opportunities in 2022 and beyond. Please note that we manage our business based on topline measures including revenue, which is comprised of the change in deferred revenue and bookings. Revenue and the change in deferred revenue are both directly affected by bookings results, and management utilizes bookings as a primary topline measure to help inform its decisions.

Executive Summary

2020 was a challenging year for all of us as the world navigated through a global pandemic. At Zynga, we are humbled and grateful that we have been able to provide our players around the world with a source of escape, entertainment and social connection during these unprecedented times.

Our teams seamlessly transitioned to work from home in early March and continued to deliver on our mission – to connect the world through games – while achieving one of the strongest performances in Zynga history. Our execution in Q4, and throughout 2020, has added meaningful scale to our live services platform, expanded our global footprint and strengthened our position as one of the leading mobile game publishers in the world.

Q4 capped off a truly transformational year for Zynga. In the quarter, we achieved our highest quarterly revenue of $616 million, up 52% year-over-year, and record quarterly bookings of $699 million, up 61% year-over-year. Our results were well ahead of guidance across all key financial measures driven by an all-time best revenue and bookings quarter for Words With Friends, in addition to record Q4 performances by Empires & Puzzles and CSR2 as well as our Social Slots and Casual Cards portfolios. Building upon its successful launch in September, Harry Potter: Puzzles & Spells continues to gain momentum as players engage in its highly social and innovative game play. Advertising in Q4 was also a key growth contributor, driven by strong seasonality and advertising yields as well as an excellent performance from Rollic in its first quarter at Zynga. Together, these factors helped deliver operating cash flow of $206 million, up 119% year-over-year, the highest quarterly level in Zynga history.

In 2020, strong organic growth across our live services coupled with contributions from our acquisitions of Peak and Rollic drove our highest annual revenue of $1.97 billion, up 49% year-over-year, and record bookings of $2.27 billion, up 45% year-over-year. We also generated our best-ever annual operating cash flow of $429 million, up 63% year-over-year, and added $794 million in net proceeds through a convertible notes offering in December, ending the year with approximately $1.57 billion of cash and investments.

Execution across our multi-year growth strategy has driven our tremendous results to date while providing strong momentum for additional growth ahead. In 2021 and beyond, we are focused on continuing to drive recurring growth from our live services foundation and launching new titles from our exciting new game pipeline. In addition, we are investing in incremental growth initiatives where we believe Zynga is uniquely positioned to capitalize on several megatrends in interactive entertainment. These new initiatives include hyper-casual games, cross-platform play, international expansion and advertising technologies – all of which have the ability to meaningfully increase Zynga’s total addressable market and capabilities to further grow our business.

In 2021, we expect to deliver revenue of $2.6 billion, up 32% year-over-year, and bookings of $2.8 billion, up 23% year-over-year. Execution of our 2021 plan will position Zynga for continued growth in 2022, where we expect low double-digit topline organic growth as well as improved operating leverage from our live services portfolio, which will include full year contributions from our 2021 new game launches. Over the next several years, we expect to continue to scale our business and progress toward achieving our longer-term operating margin goals.

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Q4 Highlights

•	Highest revenue and bookings performances in Zynga history with revenue of $616 million, up 52% year-over-year, and bookings of $699 million, up 61% year-over-year.
•	Record online game – or user pay – revenue of $499 million, up 54% year-over-year, and user pay bookings of $582 million, up 64% year-over-year.
•	All-time best advertising revenue and bookings of $117 million, up 47% year-over-year.
•	Record international revenue of $236 million, up 50% year-over-year, and international bookings of $280 million, up 57% year-over-year.
•	All-time best revenue and bookings quarter for Words With Friends, in addition to record Q4 performances by Empires & Puzzles and CSR2 as well as our Social Slots and Casual Cards portfolios.
•	Record average mobile daily active users (DAUs) of 36 million, up 77% year-over-year, and best average mobile monthly active users (MAUs) of 134 million, up 103% year-over-year.
•	Issued $875 million of convertible notes to strong investor demand, providing net cash proceeds of $794 million after the cost of the capped call transactions and associated issuance fees.
•	Generated record quarterly operating cash flow of $206 million, up 119% year-over-year.

2020 Highlights

•	Highest revenue and bookings performances in Zynga history with revenue of $1.97 billion, up 49% year-over-year, and bookings of $2.27 billion, up 45% year-over-year.
•	Record user pay revenue of $1.67 billion, up 59% year-over-year, and user pay bookings of $1.96 billion, up 52% year-over-year.
•	Record advertising revenue of $307 million, up 12% year-over-year, and advertising bookings of $306 million, also up 12% year-over-year.
•	Record international revenue of $763 million, up 54% year-over-year, and international bookings of $897 million, up 43% year-over-year.
•

Launched Harry Potter: Puzzles and Spells to positive player reception with 4.7 average star ratings on both the Apple App Store and Google Play and received the Apple App Store Editors’ Choice award and Google Play 2020 Award for Best Casual Game.

•

Executed two transformational acquisitions – adding significant live services scale, expanding our international audience base and establishing Zynga in one of the fastest growing mobile gaming categories, hyper-casual.

o	Peak – Zynga’s largest acquisition, adding two at-scale Forever Franchises – Toon Blast and Toy Blast.
o	Rollic – One of the fastest growing hyper-casual gaming companies with three of the top 50 downloaded U.S. iPhone games in 2020.
•	Generated our highest annual operating cash flow of $429 million, up 63% year-over-year.
•	Finished the year with cash and investments of approximately $1.57 billion.
•

Created #PlayApartTogether, an award-winning initiative with the World Health Organization and more than 80 games industry peers, to promote social distancing and distribute public health information to help educate players about how to slow the spread of COVID-19.

•	Announced our commitment to contribute $25 million over the next five years toward diversity, equity and inclusion initiatives at Zynga and in the games industry.

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Q4 Financials

In Q4, we delivered our highest quarterly revenue and bookings, with revenue of $616 million, above our guidance by $46 million and up $212 million or 52% year-over-year, and bookings of $699 million, beating our guidance by $29 million and up $266 million or 61% year-over-year. Live services drove our record results, with stronger than anticipated performances from Rollic’s hyper-casual portfolio, Empires & Puzzles, Words With Friends and Harry Potter: Puzzles & Spells driving our topline beat versus guidance.

We generated record user pay revenue of $499 million, up 54% year-over-year, and user pay bookings of $582 million, up 64% year-over-year. Advertising revenue and bookings also hit a new high of $117 million, up 47% year-over-year, driven by strong advertising seasonality and yields as well as an excellent performance from Rollic’s hyper-casual portfolio in its first quarter at Zynga.

Our net increase in deferred revenue was $83 million versus our guidance of $100 million and Q4 2019 net increase of $29 million. The primary drivers of our net increase in deferred revenue were bookings from Toon Blast, Toy Blast and Harry Potter: Puzzles & Spells. We ended Q4 with a deferred revenue balance of $748 million versus a deferred revenue balance of $434 million a year ago.

($ in millions)	Q4'20 Actuals	Q4'19 Actuals	Variance $ (Y/Y)	Variance % (Y/Y)	Q4'20 Guidance	Variance $ (Guidance)	Variance % (Guidance)

Revenue	$616	$404	$212	52%	$570	$46	8%
Net income (loss)	$(53)	$(4)	$(49)	NM	$(92)	$39	(42%)

Bookings	$699	$433	$266	61%	$670	$29	4%
Adjusted EBITDA (1)	$90	$75	$15	19%	$35	$55	157%

Net release of (increase in) deferred revenue (2)	$(83)	$(29)	$(54)	187%	$(100)	$17	(17%)

Note: Certain measures as presented differ due to the impact of rounding. NM - not meaningful.

(1)	Adjusted EBITDA includes the net release of (increase in) deferred revenue.
(2)

For clarity, a net release of deferred revenue results in revenue being higher than bookings and is a positive impact to Adjusted EBITDA as reported; a net increase in deferred revenue results in revenue being lower than bookings and is a negative impact to Adjusted EBITDA as reported.

GAAP gross margins decreased to 59% of revenue from 65% in Q4 2019 primarily due to a higher net increase in deferred revenue and amortization of acquired intangible assets. GAAP operating expenses represented 64% of revenue, which was in-line with Q4 2019, and Non-GAAP operating expenses improved to 47% of bookings from 48% a year ago. For both GAAP and Non-GAAP operating expenses, we delivered greater operating leverage from R&D and G&A operating expense line items, largely offset by higher marketing investments year-over-year.

We had a net loss of $53 million, $39 million better than guidance primarily driven by our stronger operating performance and lower than expected net increase in deferred revenue. On a year-over-year basis, our net loss grew by $49 million primarily due to the higher net increase in deferred revenue, amortization of acquired intangibles, stock-based compensation and net other (income) expense, partially offset by our improved operating performance and lower contingent consideration expense.

Adjusted EBITDA was $90 million, above our guidance by $55 million primarily driven by our stronger operating performance and lower than expected net increase in deferred revenue. On a year-over-year basis, Adjusted EBITDA increased $15 million driven by improved operating performance, partially offset by a higher net increase in deferred revenue. We generated our highest-ever quarterly operating cash flow of $206 million, up 119% year-over-year.

We achieved record average mobile DAUs of 36 million, up 77% year-over-year, and mobile MAUs of 134 million, up 103% year-over-year. This growth was primarily driven by our recent additions of Toon Blast, Toy Blast and Rollic’s portfolio of hyper-casual games. In Q4, mobile average bookings per mobile DAU (ABPU) of $0.205 decreased 8% year-over-year, primarily reflecting the addition of hyper-casual titles into our portfolio.

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Growth Strategy

Execution across our multi-year growth strategy has driven our tremendous results to date while providing strong momentum for additional growth ahead. In 2021 and beyond, we are focused on continuing to drive recurring growth from our live services foundation and launching new titles from our exciting new game pipeline. In addition, we are investing in incremental growth initiatives where we believe Zynga is uniquely positioned to capitalize on several megatrends in interactive entertainment. These new initiatives include hyper-casual games, cross-platform play, international expansion and advertising technologies – all of which have the ability to meaningfully increase Zynga’s total addressable market and capabilities to further grow our business.

First, we are continuing to drive recurring growth from our live services foundation. In 2020, Words With Friends delivered its best-ever annual revenue and bookings performance, more than 11 years after we launched the franchise in 2009. This performance highlights one of Zynga’s core competitive advantages – our ability to drive recurring growth from our diverse portfolio of live services over long periods of time. We do this by releasing a steady cadence of bold beats – new content, features and gameplay modes designed to attract new audiences, further engage current players and bring back lapsed players. Our bold beat strategy is fueled by our live services platform, which consists of next-level data science, product management, user acquisition and advertising capabilities. Looking ahead, we are entering 2021 with a much larger and more diverse portfolio of live services that is now anchored by eight Forever Franchises. We are focused on executing our bold beat strategy across our portfolio and are confident in our ability to drive recurring growth collectively across our live services in the years ahead.

Second, we expect launches from our new game pipeline to be a meaningful growth driver in the years ahead. Our goal is to create new forever franchises that add to our live services portfolio. We have an exciting multi-year pipeline of new games and maintain a rigorous approach to testing new features in soft launch with the goal of delivering long-term player engagement. This strategy has been working and our latest launch, Harry Potter: Puzzles & Spells, is off to a great start and will be a meaningful growth contributor in 2021 and beyond. Coming up next from our new game pipeline are Puzzle Combat and FarmVille 3. Both titles have been progressing well in soft launch and are on track to launch worldwide in the first half of 2021. We also expect our first Star WarsTM game to enter soft launch in early summer with the potential to launch by the end of the year. Over the coming years, we expect new games to be a meaningful growth driver as we continue to launch new franchises from our exciting new game pipeline.

Third, we anticipate hyper-casual will be one of the fastest growth opportunities for Zynga over the coming years. The share of voice that hyper-casual holds in the mobile ecosystem is massive – accounting for the majority of the Top 100 U.S. iPhone downloaded games in 2020. Hyper-casual games are highly accessible, driven by simple concepts that are easy-to-play and appeal to a large and diverse audience of players – many of whom may be first time mobile gamers. In 2020, we established a meaningful position in hyper-casual with our acquisition of Rollic, which achieved an excellent performance in Q4 and ended 2020 with three of the Top 50 downloaded U.S. iPhone games – Tangle Masters, Go Knots and Wood Shop. So far in Q1, two of Rollic’s new hyper-casual titles – High Heels and Blob Runner 3D, have each reached the #1 top downloaded U.S. Android game positions as well as the #1 and #2 top downloaded U.S. iPhone game positions, respectively. In 2021 and beyond, we will build on Rollic’s momentum and expect this new hyper-casual audience to supercharge Zynga’s live services platform by meaningfully expanding our user acquisition funnel and advertising inventory.

Fourth, we are actively developing several cross-platform play games that will further expand our total addressable market. Gamers have been excited to seamlessly play across mobile, PCs and consoles for a long time and recent innovations in technology, including 5G, help to make this a reality. Many of the largest interactive entertainment properties in the world today are free-to-play cross-platform play experiences. Zynga is well positioned to develop highly engaging cross-platform play experiences for several reasons: (1) we have powerful and relevant licenses and brands, (2) we have a talented developer base with strong multi-platform experience, (3) we utilize proven cross-platform play tools and technologies such as Unity, Unreal and Amazon Web Services, and (4) we have over a decade of experience in building and operating free-to-play live services, which will be applicable to PCs and consoles. Executing on this opportunity has the potential to meaningfully increase our total addressable market and drive stronger overall operating margins.

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Fifth, we are expanding our live services portfolio in international markets and see this as a tremendous growth opportunity. In 2020, we grew our international revenue and bookings to their largest scale in Zynga history. A key driver of this performance was our growth in Asia, where we continue to enhance our ability to self-publish titles including Toon Blast, which was the most downloaded game in Japan on Android, and Empires & Puzzles, which continued to perform well in Asia throughout the year. More recently, Harry Potter: Puzzles & Spells is showing positive initial player engagement in Japan and South Korea. Over the coming years, we see more opportunities to expand Zynga’s live services platform into international markets with existing and new game franchises. We expect Europe and Asia to be our primary growth markets internationally and we also see emerging growth opportunities in Latin America, the Middle East and Africa as smartphone devices continue to proliferate and mobile internet infrastructure improves.

Sixth, we are investing in new advertising technologies and solutions that will enable us to further expand our position in the mobile advertising ecosystem and unlock more value across Zynga’s network of games. At the core of Zynga’s live services platform is our first-party data network, which captures key insights about how our players are interacting with our games. We use this data to deliver highly engaging interactive experiences for our players, optimize our user acquisition and determine how to best monetize our games, including advertising. In 2020, we more than doubled our average mobile MAUs from 66 million in Q4 2019 to 134 million in Q4 2020. This significantly expands our first-party data network and the insights this audience provides, while also strengthening our ability to navigate upcoming privacy changes in the mobile ecosystem. Furthermore, through our additional investments in advertising technologies and solutions, we will expand our access to advertising data and unlock more value from Zynga’s network of games, thereby capturing value we are currently paying to third parties.

In addition to our strong organic growth initiatives, we see more opportunities to acquire talented teams, technologies and franchises to further expand our capabilities and accelerate our growth. Zynga is uniquely positioned to capitalize on the dynamic interactive entertainment environment as a leading, mobile-first live services company. Our live services platform is highly scalable with tools, technologies and capabilities that acquired studios can immediately leverage to further grow their business. This, coupled with our proven integration model that enables acquired teams to maintain their unique culture and do what they love most – create games, has enabled us all to grow faster together. Over the past few years, we have had a strong track record of attracting talented teams to Zynga and executing accretive acquisitions. Driven by our strong operating cash flow and successful convertible notes offering in December, we ended 2020 with approximately $1.57 billion of cash and investments, which we anticipate will be used primarily to fund acquisitions and strategic investments to further accelerate our growth.

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Forward Outlook

Our Q1 and full year 2021 guidance have been developed based on information available as of February 10, 2021 and on a similar methodology to prior quarters. Given the level of continued volatility and uncertainty around the COVID-19 pandemic, there is the potential for a wider range of outcomes – both positive and negative – as it relates to our ultimate business results.

2021 & Beyond

•	Revenue of $2.6 billion
•	Net increase in deferred revenue of $200 million
•	Bookings of $2.8 billion
•	Net loss of $150 million
•	Adjusted EBITDA of $450 million

In 2021, we expect to deliver $2.6 billion in revenue, up $625 million or 32% year-over-year, comprised of bookings of $2.8 billion, up $530 million or 23% year-over-year, and a net increase in deferred revenue of $200 million, down $95 million or 32% year-over-year.

We expect live services to drive the vast majority of our topline performance. This will be driven primarily by full year contributions from Toon Blast, Toy Blast, Rollic’s hyper-casual portfolio and Harry Potter: Puzzles & Spells as well as modest growth across the remainder of our live services portfolio. These gains will be partially offset by declines in older mobile and web titles. Our guidance also assumes moderate initial topline contributions from Puzzle Combat and FarmVille 3, which are targeted to launch in the first half of 2021 as well as the potential launch of our first Star WarsTM game by the end of the year.

We anticipate an increase in our gross margins due to a lower net increase in deferred revenue as well as a higher mix of advertising versus user pay, partially offset by higher amortization expense for acquired intangible assets.

While we expect to deliver strong absolute year-over-year growth in profitability and expansion in GAAP operating margins, we anticipate moderate compression in non-GAAP operating margins as we invest initial launch marketing to scale new games that we plan to launch in 2021 and ramp investment in a number of key growth initiatives, in particular cross-platform play development and hyper-casual games as well as advertising technologies and solutions. With this said, we expect to see improvements in operating leverage from R&D and G&A, which will be more than offset by higher marketing investments. Our guidance also assumes higher operating margins in the second half of the year as greater topline scale provides stronger leverage.

Execution on our 2021 plan will position Zynga for continued growth in 2022, where we expect low double-digit topline organic growth as well as improved operating leverage from our live services portfolio, which will include full year contributions from our 2021 new game launches. Over the next several years, we expect to continue progressing toward achieving our longer-term operating margin goals while generating stronger operating cash flow.

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Q1 Guidance

•	Revenue of $635 million
•	Net increase in deferred revenue of $45 million
•	Bookings of $680 million
•	Net loss of $50 million
•	Adjusted EBITDA of $100 million

In Q1, we expect $635 million in revenue, up $231 million or 57% year-over-year, with bookings of $680 million, up $255 million or 60% year-over-year. Our topline performance will be driven by our live services, which includes the year-over-year additions of Toon Blast, Toy Blast and Harry Potter: Puzzles & Spells as well as existing and new hyper-casual games from Rollic, in addition to collective growth across the remainder of our live services portfolio. These gains will be partially offset by declines in older mobile and web titles. Our topline guidance does not assume any meaningful contribution from our games currently in soft launch.

We expect a net increase in deferred revenue of $45 million in Q1 2021 versus a net increase of $21 million in Q1 2020. The year-over-year change in this GAAP deferral represents a $24 million year-over-year decrease in revenue, gross profit, net income and Adjusted EBITDA.

We expect gross margins to be down year-over-year primarily due to higher amortization expense for acquired intangible assets and net increase in deferred revenue, partially offset by the impact of a higher advertising mix.

We expect our GAAP operating expenses as a percentage of revenue to improve significantly year-over-year primarily due to lower contingent consideration expense, partially offset by higher stock-based compensation. Outside of these factors, we expect improvements in year-over-year operating leverage in R&D and G&A, which should be more than offset by higher marketing expenses as we continue to invest in our live services, including additional growth marketing in Harry Potter: Puzzles & Spells given its momentum as well as Rollic’s hyper-casual portfolio. We also expect to spend modest test marketing on our titles in soft launch.

Earnings Call

We will host our Q4 2020 earnings conference call today, Wednesday, February 10, at 2:00 p.m. PT (5:00 p.m. ET). The call can be accessed at http://investor.zynga.com or via the below conference dial-in number:

•	Toll-Free Dial-In Number: (800) 537-0745
•	International Dial-In Number: (253) 237-1142
•	Conference ID: 8094404

Sincerely,

Frank Gibeau Chief Executive Officer	Ger Griffin Chief Financial Officer

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Forward-Looking Statements

This letter contains forward-looking statements, including those statements relating to our outlook for the full year and first quarter of 2021 and growth opportunities for 2022 and beyond, including under the headings “Executive Summary,” “Growth Strategy,” “Forward Outlook,” “2021 & Beyond” and “Q1 Guidance” and statements relating to, among other things: our operational performance and strategy, including our focus on live services, growth contributions from Harry Potter Puzzles & Spells, growth and launch expectations of new titles from our new game pipeline, including games in development such as Puzzle Combat, FarmVille 3 and a Star WarsTM title, continued execution of our multi-year growth strategy which includes investing in new markets, categories, platforms and technologies to expand our capabilities and total addressable market such as hyper-casual games, cross-platform play, international expansion and advertising technologies, and our plans to enhance existing games, scale existing games, ramp investment in our key growth initiatives and increase marketing investments for both our live services portfolio and new game launches; increasing our total addressable market by developing free-to-play cross-platform games; expectations of international expansion as a growth opportunity; expectations of hyper-casual as a fast growth opportunity, including by expanding our user acquisition funnel and advertising inventory; continued progress towards our longer term operating margin goals and stronger operating cash flow; our performance expectations regarding our live services, Forever Franchises, older mobile and web titles, new game launches and advertising business, including contributions from Toon Blast, Toy Blast, Rollic’s hyper-casual portfolio, Harry Potter: Puzzles & Spells and games expected to launch in 2021; our opportunity to build new advertising technologies and solutions to further expand our position in the mobile advertising ecosystem and unlock more value; opportunities to expand our capabilities and accelerate growth through additional acquisitions of teams, technologies and franchises; and our ability to achieve and expectations related to financial projections, including revenue, deferred revenue, bookings, income, adjusted EBITDA, contingent consideration expense, amortization of acquired intangibles, user pay mix, stock-based compensation, marketing investments, income taxes, operating expenses, operating leverage, operating results, operating cash flow and margins.

Forward-looking statements often include words such as “outlook,” “projected,” “intend,” “will,” “anticipate,” “believe,” “target,” “expect,” “positioned,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties and assumptions, including risks, uncertainty and assumptions relating to the COVID-19 pandemic, shelter-in-place rules and effects on business and economic conditions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's website at www.sec.gov.

In addition, the preliminary financial results set forth in this letter are estimates based on information currently available to us. While we believe these estimates are meaningful, they could differ from the actual amounts that we ultimately report in our Annual Report on Form 10-K for the quarter and fiscal year ended December 31, 2020. We assume no obligation and do not intend to update these estimates prior to filing our Annual Report on Form 10-K.

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Key Operating Metrics

We manage our business by tracking several operating metrics: “Mobile DAUs,” which measure daily active users of our mobile games, “Mobile MAUs,” which measure monthly active users of our mobile games, and “Mobile ABPU,” which measures our average daily mobile bookings per average Mobile DAU, each of which is recorded and estimated by our internal analytics systems. We determine these operating metrics by using internal company data based on tracking of user account activity. We also use information provided by third parties, including third party network logins provided by platform providers, to help us track whether a player logged in under two or more different user accounts is the same individual. Overall, we believe that the amounts are reasonable estimates of our user base for the applicable period of measurement and that the methodologies we employ and update from time-to-time are reasonably based on our efforts to identify trends in player behavior. However, factors relating to user activity and systems and our ability to identify and detect attempts to replicate legitimate player activity may impact these numbers.

Mobile DAUs. We define Mobile DAUs as the number of individuals who played one of our mobile games during a particular day. Average Mobile DAUs for a particular period is the average of the Mobile DAUs for each day during that period. Under this metric, an individual who plays two different mobile games on the same day is counted as two DAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, we do not have the third party network login data to link an individual who has played under multiple user accounts for our mobile messenger games, Merge Magic! and games acquired from Gram Games in May 2018, Small Giant in January 2019, Peak in July 2020 and Rollic in October 2020 and accordingly, actual Mobile DAUs may be lower than reported due to the potential duplication of these individuals. We use Mobile DAUs as a measure of audience engagement.

Mobile MAUs. We define Mobile MAUs as the number of individuals who played one of our mobile games in the 30-day period ending with the measurement date. Average Mobile MAUs for a particular period is the average of the Mobile MAUs at each month-end during that period. Under this metric, an individual who plays two different mobile games in the same 30-day period is counted as two Mobile MAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, we do not have the third party network login data to link an individual who has played under multiple user accounts for our mobile messenger games, Merge Magic! and games acquired from Gram Games in May 2018, Small Giant in January 2019, Peak in July 2020 and Rollic in October 2020 and accordingly, actual Mobile MAUs may be lower than reported due to the potential duplication of these individuals. We use Mobile MAUs as a measure of total game audience size.

Mobile ABPU. We define Mobile ABPU as our total mobile bookings in a given period, divided by the number of days in that period, divided by the average Mobile DAUs during the period. We believe that Mobile ABPU provides useful information to investors and others in understanding and evaluating our results in the same manner as management. We use Mobile ABPU as a measure of overall monetization across all of our players through the sale of virtual items and advertising.

Our business model around our social games is designed so that, as more players play our games, social interactions increase and the more valuable our games and our business become. All engaged players of our games help drive our bookings and, consequently, both online game revenue and advertising revenue. Virtual items are purchased by players who are socializing with, competing against or collaborating with other players, most of whom do not buy virtual items. Accordingly, we primarily focus on Mobile DAUs, Mobile MAUs and Mobile ABPU, which we believe collectively best reflect key audience metrics.

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Non-GAAP Financial Measures

We have provided in this letter certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this letter to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this letter with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

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Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

•

Adjusted EBITDA does not include the impact of stock-based compensation expense, acquisition-related transaction expenses, contingent consideration fair value adjustments and legal settlements and related legal expense;

•

Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange and asset disposition gains and losses, interest expense and interest income;

•

Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures; and

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Non-GAAP Operating Expenses do not include the impact of stock-based compensation expense, acquisition-related transaction expenses, contingent consideration fair value adjustments, legal settlements and related legal expense or amortization of intangible assets from acquisitions.

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ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In millions, unaudited)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,364.4	$423.3
Short-term investments	208.4	938.2
Accounts receivable, net of allowance of $0.5 at December 31, 2020 and $0.0 at December 31, 2019	217.5	140.1
Restricted cash	—	30.0
Prepaid expenses	40.0	27.5
Other current assets	29.5	16.6
Total current assets	1,859.8	1,575.7
Long-term investments	2.0	175.3
Goodwill	3,160.8	1,460.9
Intangible assets, net	838.1	233.0
Property and equipment, net	39.3	25.8
Right-of-use assets	131.9	137.0
Restricted cash	136.0	—
Prepaid expenses	21.6	37.8
Other non-current assets	17.0	15.1
Total assets	$6,206.5	$3,660.6
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$57.2	$27.8
Income tax payable	39.6	0.6
Deferred revenue	747.7	433.0
Operating lease liabilities	18.5	15.8
Other current liabilities	462.4	314.8
Total current liabilities	1,325.4	792.0
Convertible senior notes, net	1,289.9	570.5
Deferred revenue	0.3	0.5
Deferred tax liabilities, net	126.3	33.5
Non-current operating lease liabilities	122.0	130.3
Other non-current liabilities	401.1	158.4
Total liabilities	3,265.0	1,685.2
Stockholders’ equity:
Common stock and additional paid-in capital	5,276.5	3,898.6
Accumulated other comprehensive income (loss)	(50.7)	(125.9)
Accumulated deficit	(2,284.3)	(1,797.3)
Total stockholders’ equity	2,941.5	1,975.4
Total liabilities and stockholders’ equity	$6,206.5	$3,660.6

11

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenue:
Online game	$498.6	$436.0	$324.7	$1,667.2	$1,047.3
Advertising and other	117.4	67.3	79.8	307.6	274.4
Total revenue	616.0	503.3	404.5	1,974.8	1,321.7
Costs and expenses:
Cost of revenue	250.4	235.9	141.7	811.8	524.1
Research and development	122.0	165.9	104.5	713.7	505.9
Sales and marketing	238.5	187.0	127.7	683.5	464.1
General and administrative	32.6	36.1	26.3	136.0	99.8
Total costs and expenses	643.5	624.9	400.2	2,345.0	1,593.9
Income (loss) from operations	(27.5)	(121.6)	4.3	(370.2)	(272.2)
Interest income	1.3	1.0	6.1	11.6	14.0
Interest expense	(9.0)	(7.3)	(6.8)	(30.3)	(17.0)
Other income (expense), net	(11.7)	(3.1)	1.5	(16.5)	322.5
Income (loss) before income taxes	(46.9)	(131.0)	5.1	(405.4)	47.3
Provision for (benefit from) income taxes	6.1	(8.8)	8.6	24.0	5.4
Net income (loss)	$(53.0)	$(122.2)	$(3.5)	$(429.4)	$41.9

Net income (loss) per share attributable to common stockholders:
Basic	$(0.05)	$(0.11)	$(0.00)	$(0.42)	$0.04
Diluted	$(0.05)	$(0.11)	$(0.00)	$(0.42)	$0.04

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,079.9	1,076.7	947.6	1,016.8	938.7
Diluted	1,079.9	1,076.7	947.6	1,016.8	974.0

Stock-based compensation expense included in the above line items
Cost of revenue	$0.5	$0.5	$0.4	$2.0	$1.5
Research and development	24.8	25.4	11.1	73.4	47.0
Sales and marketing	3.8	4.0	2.8	14.7	11.3
General and administrative	8.7	8.8	5.7	32.5	21.7
Total stock-based compensation expense	$37.8	$38.7	$20.0	$122.6	$81.5

12

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions, unaudited)

13

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net income (loss)	$(53.0)	$(122.2)	$(3.5)	$(429.4)	$41.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	55.0	49.2	19.7	142.1	79.4
Stock-based compensation expense	37.8	38.7	20.0	122.6	81.5
(Gain) loss from sale of building, investments and other assets and foreign currency, net	13.5	3.2	(0.4)	16.0	(314.5)
(Accretion) and amortization on marketable securities	0.1	0.1	(2.7)	(2.2)	(4.9)
Noncash lease expense	4.1	4.1	4.4	15.9	11.2
Noncash interest expense	7.5	6.3	6.1	26.4	13.2
Change in deferred income taxes and other	(21.8)	(28.6)	5.4	(32.9)	(16.8)
Changes in operating assets and liabilities:
Accounts receivable, net	33.3	15.1	9.9	4.8	(22.5)
Prepaid expenses and other assets	2.7	(4.6)	(18.6)	9.1	(15.1)
Accounts payable	10.2	(1.3)	1.8	5.5	(1.0)
Deferred revenue	81.2	123.8	28.5	291.5	234.7
Income tax payable	17.3	13.5	(5.0)	36.7	(10.2)
Operating lease and other liabilities	18.0	16.0	28.4	223.1	185.9
Net cash provided by (used in) operating activities	205.9	113.3	94.0	429.2	262.8
Cash flows from investing activities:
Purchases of investments	(117.1)	(11.6)	(694.6)	(677.1)	(1,568.2)
Maturities of investments	13.9	101.2	411.0	1,038.5	451.5
Sales of investments	—	39.7	30.0	549.9	44.9
Acquisition of property and equipment	(2.7)	(4.6)	(4.8)	(18.8)	(23.6)
Proceeds from sale of building and other property and equipment, net of transaction costs	—	—	0.1	0.1	580.6
Business acquisitions, net of cash acquired and restricted cash held in escrow	(151.4)	(791.1)	—	(942.5)	(301.8)
Asset acquisitions of intangible assets	(6.0)	—	—	(6.0)	—
Release of business combination restricted cash held in escrow	—	(30.0)	(25.0)	(30.0)	(35.0)
Other investing activities, net	(0.2)	(0.4)	(0.4)	(1.8)	(0.3)
Net cash provided by (used in) investing activities	(263.5)	(696.8)	(283.7)	(87.7)	(851.9)
Cash flows from financing activities:
Proceeds from issuance of debt, net of issuance costs	856.7	—	—	856.7	672.2
Purchase of capped calls	(63.0)	—	—	(63.0)	(73.8)
Repayment of debt	—	—	—	—	(101.4)
Taxes paid related to net share settlement of stockholders' equity awards	(14.3)	(13.9)	(11.2)	(57.2)	(49.6)
Repurchases of common stock	—	—	5.0	—	—
Proceeds from issuance of common stock	0.6	5.5	—	16.9	17.4
Acquisition-related contingent consideration payment	—	(15.5)	—	(63.6)	(12.9)
Other financing activities, net	—	—	—	—	(0.3)
Net cash provided by (used in) financing activities	780.0	(23.9)	(6.2)	689.8	451.6

Effect of exchange rate changes on cash, cash equivalents and restricted cash	4.5	11.3	4.7	15.8	10.8

Net change in cash, cash equivalents and restricted cash	726.9	(596.1)	(191.2)	1,047.1	(126.7)
Cash, cash equivalents and restricted cash, beginning of period	773.5	1,369.6	644.5	453.3	580.0
Cash, cash equivalents and restricted cash, end of period	$1,500.4	$773.5	$453.3	$1,500.4	$453.3

ZYNGA INC.

14

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In millions, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Reconciliation of Revenue to Bookings: Total
Revenue	$616.0	$503.3	$404.5	$1,974.8	$1,321.7
Change in deferred revenue	82.9	124.7	28.9	295.1	242.4
Bookings: Total	$698.9	$628.0	$433.4	$2,269.9	$1,564.1

Reconciliation of Revenue to Bookings: Mobile
Revenue	$595.3	$484.2	$386.6	$1,899.1	$1,247.7
Change in deferred revenue	84.4	124.8	29.5	296.4	245.7
Bookings: Mobile	$679.7	$609.0	$416.1	$2,195.5	$1,493.4

Reconciliation of Revenue to Bookings: Advertising
Revenue	$117.1	$67.3	$79.7	$307.2	$274.2
Change in deferred revenue	(0.1)	(0.3)	—	(1.0)	0.2
Bookings: Advertising	$117.0	$67.0	$79.7	$306.2	$274.4

Reconciliation of Revenue to Bookings: International
Revenue	$235.7	$191.4	$156.7	$763.1	$495.1
Change in deferred revenue	44.8	49.6	22.0	133.8	131.7
Bookings: International	$280.5	$241.0	$178.7	$896.9	$626.8

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(53.0)	$(122.2)	$(3.5)	$(429.4)	$41.9
Provision for income taxes	6.1	(8.8)	8.6	24.0	5.4
Other (income) expense, net	11.7	3.1	(1.5)	16.5	(8.3)
Interest income	(1.3)	(1.0)	(6.1)	(11.6)	(14.0)
Interest expense	9.0	7.3	6.8	30.3	17.0
Depreciation and amortization	55.0	49.2	19.7	142.1	79.4
Acquisition-related transaction expenses	1.1	4.6	—	12.5	7.6
Contingent consideration fair value adjustment	23.5	66.8	31.4	359.2	201.6
(Gain) loss on legal settlements and related legal expense	—	—	—	—	(10.7)
Gain on sale of building, net of transfer tax(1)	—	—	—	—	(314.2)
Stock-based compensation expense	37.8	38.7	20.0	122.6	81.5
Adjusted EBITDA	$89.9	$37.7	$75.4	$266.2	$87.2

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
GAAP operating expense	$393.1	$389.0	$258.4	$1,533.2	$1,069.8
Amortization of intangible assets from acquisition	—	—	—	—	(0.3)
Acquisition-related transaction expenses	(1.1)	(4.6)	—	(12.5)	(7.6)
Contingent consideration fair value adjustment	(23.5)	(66.8)	(31.4)	(359.2)	(201.6)
Gain (loss) on legal settlements and related legal expense	—	—	—	—	10.7
Stock-based compensation expense	(37.3)	(38.2)	(19.6)	(120.6)	(80.0)
Non-GAAP operating expense	$331.2	$279.4	$207.4	$1,040.9	$791.0

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	205.9	113.3	94.0	429.2	262.8
Acquisition of property and equipment	(2.7)	(4.6)	(4.8)	(18.8)	(23.6)
Free cash flow	$203.2	$108.7	$89.2	$410.4	$239.2

15

(1)	The gain on the sale of the building, net of transfer tax, was recorded within “Other income (expense), net” in our consolidated statement of operations for the twelve months ended December 31, 2019.

16

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FIRST QUARTER 2021 GUIDANCE

(In millions, except per share data, unaudited)

	First Quarter 2021 Guidance	First Quarter 2020 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$635.0	$403.8	$231.2
Change in deferred revenue	45.0	21.1	23.9
Bookings	$680.0	$424.9	$255.1

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(50.0)	$(103.9)	$53.9
Provision for (benefit from) income taxes	12.0	8.5	3.5
Other expense (income), net	—	2.3	(2.3)
Interest income	(2.0)	(5.5)	3.5
Interest expense	15.0	7.0	8.0
Depreciation and amortization	56.0	18.8	37.2
Acquisition-related transaction expenses	1.0	0.8	0.2
Contingent consideration fair value adjustment	25.0	120.0	(95.0)
Stock-based compensation expense	43.0	20.5	22.5
Adjusted EBITDA	$100.0	$68.5	$31.5

Basic and diluted net income (loss) per share	$(0.05)	$(0.11)	$0.06

GAAP basic and diluted shares	1,090.0	952.5	137.5

17

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FISCAL YEAR 2021 GUIDANCE

(In millions, except per share data, unaudited)

	Fiscal Year 2021 Guidance	Fiscal Year 2020 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$2,600.0	$1,974.8	$625.2
Change in deferred revenue	200.0	295.1	(95.1)
Bookings	$2,800.0	$2,269.9	$530.1

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(150.0)	$(429.4)	$279.4
Provision for (benefit from) income taxes	44.0	24.0	20.0
Other expense (income), net	—	16.5	(16.5)
Interest income	(10.0)	(11.6)	1.6
Interest expense	60.0	30.3	29.7
Depreciation and amortization	220.0	142.1	77.9
Acquisition-related transaction expenses	5.0	12.5	(7.5)
Contingent consideration fair value adjustment	100.0	359.2	(259.2)
Stock-based compensation expense	181.0	122.6	58.4
Adjusted EBITDA	$450.0	$266.2	$183.8

Basic and diluted net income (loss) per share	$(0.14)	$(0.42)	$0.28

GAAP basic and diluted shares	1,100.0	1,016.8	83.2

18